EXHIBIT 11

                        HASBRO, INC. AND SUBSIDIARIES
                   Computation of Earnings Per Common Share
                Quarter Ended April 2, 1995 and March 27, 1994

            (Thousands of Dollars and Shares Except Per Share Data)

                                         1995                  1994
                                   -----------------    -----------------
                                              Fully                Fully
                                   Primary   Diluted    Primary   Diluted
                                   -------   -------    -------   -------

Net earnings before cumulative
 effect of change in accounting
 principles                        $21,683    21,683     26,717    26,717
Interest and amortization on 6%
 convertible notes, net of taxes         -     1,441          -     1,441
                                    ------    ------     ------    ------
Net earnings before cumulative
 effect of change in accounting
 principles applicable to common
 shares                             21,683    23,124     26,717    28,158
Cumulative effect of change in
 accounting principles                   -         -     (4,282)   (4,282)
                                    ------    ------     ------    ------
Net earnings applicable to
     common shares                 $21,683    23,124     22,435    23,876
                                    ======    ======     ======    ======

Weighted average number of shares
 outstanding:(a)
  Outstanding at beginning of
   period                           87,528    87,528     87,795    87,795
  Actual exercise of stock
   options and warrants                 48        48         86        86
  Assumed exercise of stock
   options and warrants                580       682      2,219     2,276
  Assumed conversion of 6%
   convertible notes                     -     5,114          -     5,114
  Purchase of common stock              (3)       (3)         -         -
                                    ------    ------     ------    ------
  Total                             88,153    93,369     90,100    95,271
                                    ======    ======     ======    ======

Per common share:
  Earnings before cumulative
   effect of change in
   accounting principles           $   .25       .25        .30       .30
  Cumulative effect of change
   in accounting principles              -         -       (.05)     (.05)
                                    ------    ------     ------    ------
  Net earnings                     $   .25       .25        .25       .25
                                    ======    ======     ======    ======


(a) Computation to arrive at the average number is a weighted average computation.